EXHIBIT 10.5 - EMPLOYMENT AGREEMENT


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is made as of the 1st day of October, 2000, by and between Check Technology Corporation, a Minnesota corporation (the "Company") and Jay Herman ("Executive").

         WHEREAS, the parties wish to replace their existing letter agreement dated October 1, 1994, as amended September 24, 1999, with Executive concerning the terms of his employment with this new Employment Agreement;

         NOW, THEREFORE, in consideration of the premises and of the agreements hereinafter contained, the parties agree as follows:

         1. Position and Duties. The Company hereby agrees to continue to employ Executive as its President and Chief Executive Officer during a term which shall continue until one of the events provided in this Agreement which concludes the term of employment. During the term of Executive's employment by the Company, Executive shall devote his best efforts and full business time to the business of the Company, and not engage in any active business for his own account, or that of any person or entity other than the Company, unless he has obtained the Company's prior written consent. Executive agrees that his activities for the Company shall be subject to the direction of the Board of Directors of the Company.

         2. Term. Executive's employment shall continue on an at will basis until Executive resigns or is terminated in accordance with Section 4 of this Agreement.

         3. Compensation. As compensation for his services, Executive shall receive the following compensation, expense reimbursement and other benefits:

                  a. Base Salary. Executive shall continue to receive a base salary at the current annual rate, payable in bi-weekly or semi-monthly installments in accordance with Company payroll practices. Executive's base salary shall be subject to annual review and possible increases or decreases by the Board of Directors or its Compensation Committee.

                  b. Bonuses. Executive shall participate in any bonus plan approved by the Board of Directors or its Compensation Committee for officers of the Company in accordance with the terms of that plan.

                  c. Fringe Benefits. The Company shall include Executive in any and all insurance, profit sharing and other fringe benefit programs that it maintains for its full-time executive officers.

                  d. Reimbursement of Expenses. Executive shall be reimbursed, upon submission of appropriate vouchers and supporting documentation, for all travel, entertainment and other out-of-pocket expenses approved by the Company and reasonably and necessarily incurred by Executive in the performance of his duties hereunder.

                  e. Withholding. The Company shall withhold from amounts payable to Executive any federal, state or local withholding or other taxes or charges which the Company is from time to time required by law to withhold.

         4. Term of Employment. The term of Executive's employment hereunder (the "Term") shall continue until the earliest of the following dates (such earliest date being the "Date of Termination"):

                  (i)  the last day of any month in which Executive dies;

                  (ii) the last day of the month on which the Company terminates Executive's employment by reason of physical or mental "Disability" (as defined below);

                  (iii) the date on which the Company terminates Executive's employment with the Company, either with or without "Cause" (as defined below);

                  (iv) the date on which Executive terminate Executive's employment with the Company, either with or without "Good Reason" (as defined below).

Notwithstanding any termination of this Agreement, Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

         5. Severance. In the event Executive is terminated by the Company or resigns his employment with the Company, then Executive shall be entitled to receive:

                  a. Remaining Pay. The Company shall pay Executive's base pay at the rate then in effect through the Date of Termination. The Company shall also pay to Executive, in a single lump sum within 30 days after the Date of Termination, any incentive compensation allocated or awarded to Executive but unpaid at such Date of Termination.

                  b. Severance Payment. In lieu of any further payments of salary for periods subsequent to the Date of Termination, the Company shall pay to Executive a severance payment (the "Severance Payment") as specified below:

                  (i) Termination by the Company for Cause. If Executive's employment is terminated by the Company for Cause, then there shall be no Severance Payment; provided, that if such termination by the Company for Cause occurs prior to October 1, 2001, the Company shall pay Executive the sum of $150,000, which shall be first applied by the Company to repay any indebtedness of Executive to the Company under the Company's Executive Loan Program.

                  (ii) Termination Due to Death or Disability. If Executive's employment is terminated by reason of Executive's death, or by either the Company or by Executive due to Disability, then in lieu of any Severance Payment the Company shall pay Executive or his estate any and all benefits to which Executive is entitled under the Company's insurance programs then in effect; provided, that if such termination by the Company due to Death or Disability occurs prior to October 1, 2001, then in addition to the amount referred to above the Company shall also pay Executive (or his estate) the sum of $150,000, which shall be first applied by the Company to repay any indebtedness of Executive to the Company under the Company's Executive Loan Program. For a Disability (as defined below) to exist, a disability must exist for at least 26 weeks following its commencement, and the Company agrees that Executive will continue to receive, in coordination with the Company's insurance programs, his base salary and benefits for at least 26 weeks after the onset of the condition which subsequently became the Disability (as defined below).

                  (iii) Termination by Executive not for Good Reason or Disability. If Executive's employment is terminated by Executive other than for Good Reason or Disability, then there shall be no Severance Payment, except that if the termination occurs prior to October 1, 2001, the Severance Payment shall be $150,000, which shall be first applied by the Company to repay any indebtedness of Executive to the Company under the Company's Executive Loan Program.

                  (iv) Termination by the Company Not for Cause. If Executive's employment is terminated by the Company other than for Cause or Disability, and no Change in Control has occurred within one year prior to the Date of Termination, then the Severance Payment shall be an amount equal to two years of Executive's then current annual base salary immediately prior to the Date of Termination (without giving effect to any reduction in such compensation which occurred prior to such termination); provided, that if such termination by the Company other than for Cause or Disability occurs prior to October 1, 2001, then in addition to the amount referred to above the Company shall also pay Executive the sum of $150,000, which shall be first applied by the Company to repay any indebtedness of Executive to the Company under the Company's Executive Loan Program.

                  (v) Termination by Executive for Good Reason. If Executive's employment is terminated by Executive for Good Reason, and no Change in Control has occurred within one year prior to the Date of Termination, then the Severance Payment shall be an amount equal to two years of Executive's then current annual base salary immediately prior to the Date of Termination (without giving effect to any reduction in such compensation which occurred prior to such termination); provided, that if such termination for Good Reason occurs prior to October 1, 2001, then in addition to the amount referred to above the Company shall also pay Executive the sum of $150,000, which shall be first applied by the Company to repay any indebtedness of Executive to the Company under the Company's Executive Loan Program.

                  (vi) Termination following a Change in Control. If Executive's employment is terminated (A) by the Company other than for Cause or Disability within one year after a Change in Control, or (B) by Executive for Good Reason within one year after a Change in Control, then the Severance Payment shall be equal to three years of Executive's base salary immediately prior to the Change in Control; provided, that if such termination by the Company following a Change in Control occurs prior to October 1, 2001, then in addition to the amount referred to above the Company shall also pay Executive the sum of $150,000,which shall be first applied by the Company to repay any indebtedness of Executive to the Company under the Company's Executive Loan Program.

In all cases where a Severance Payment is due, it shall be paid in a lump sum within 30 days after the Date of Termination.

                  c. Insurance Benefits. For twelve months after the Date of Termination, the Company shall arrange to provide Executive, at its sole expense, with insurance benefits substantially similar to those which Executive was receiving or entitled to receive immediately prior to the Date of Termination. The cost of providing such benefits shall be in addition to (and shall not reduce) the Severance Payment. Benefits otherwise receivable by Executive pursuant to this paragraph shall be reduced to the extent comparable benefits are actually received by Executive during such period, and any such benefits actually received by Executive shall be reported to the Company.

                  d. Benefits Under other Company Severance Policies. The Severance Payment shall be reduced and offset by the amount of any payment received or to be received by Executive in connection with the termination of employment pursuant to the provisions of any Company policy relating to severance payments in effect at the Date of Termination.

                  e. Reduction if Required to Avoid Excess Parachute Payment Treatment. If, in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code exceeds the amount that is deductible by the Company by reason of
Section 280G, and in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of
Section 280G(b)(2) of the Code are not reasonable compensation for services actually rendered or to be rendered, within the meaning of Section 280G(b)(4) of the Code, the Severance Payment shall be reduced by the excess of the aggregate "parachute payments" to be paid to Executive or for Executive's benefit over the aggregate "parachute payments" that would be paid to Executive or for Executive's benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this subsection e., the aggregate "parachute payments" paid to Executive or for Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by the Company or its Affiliates by reason of Section 280G of the Code, then Executive shall have an obligation to pay the Company upon demand an amount equal to (A) the excess of the aggregate "parachute payments" paid to or for Executive's benefit over the aggregate "parachute payments" that would have been paid to or for Executive's benefit without any portion of such "parachute payments" not being deductible by reason of Section 280G of the Code, minus (B) the amount of any federal excise tax, state tax or interest and penalties related to such taxes which Executive is required to pay due to such final determination of a court or the Internal Revenue Service.

Calculations pursuant to this subsection shall be made by the Company's outside independent auditors.

                  f. No Mitigation Obligation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise except as specifically provided in this Section 5. Executive shall be entitled to receive all benefits payable to Executive under any plan or agreement relating to retirement benefits, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 5.

                  g. Severance Does Not Reduce Stock Options. Executive shall be entitled to exercise all rights and to receive all benefits accruing to Executive under any and all stock purchase and stock plans or programs, or any successor to any such plans or programs, which shall be in addition to, and not reduced by, any other amounts payable to Executive under this Section 5.

         6. Obligations Upon Cessation of Employment.

                  a. Resignation from Board of Directors. The cessation of Executive's employment with the Company for any reason shall constitute, without the need for any further action, Executive's resignation from the Board of Directors of the Company and from the board of directors of any subsidiary or Affiliate of the Company.

                  b. Surrender of Records and Property. Upon termination of Executive's employment with the Company for any reason, Executive shall deliver promptly to the Company all documents which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company or its affiliates, and all other property, trade secrets and confidential information of the Company or its affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or its affiliates, which in any of these cases are in his possession or under his control.

         7. Noncompetition and Nonsolicitation. Executive agrees that throughout the term of this Agreement, and for a period of two (2) years following the Date of Termination of Executive's employment, Executive will not, directly or indirectly, anywhere in the world:

                  a. own, manage, operate, join, control, be employed by, render services to, or participate in the ownership, management, operation or control of or serve as advisor or consultant to, or otherwise be connected with in any manner, whether as an officer, director, employee, partner, investor or otherwise, in a business entity or undertaking which is then manufacturing or developing products (either presently or at the Date of Termination) which compete with the products that are marketed by the Company or its affiliates or are under development by the Company or its affiliates as of the Date of Termination; or

                   b. solicit or induce any employee of the Company or its affiliates to leave his or her employment with the Company or its affiliates; or

                   c. solicit or request orders of goods or services which are competitive with any goods or services provided by the Company or its affiliates from any person or entity which is a customer of the Company or its affiliates.

Nothing in this Agreement shall be deemed to prohibit Executive from owning any class of securities of any corporation if the securities are listed on a national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 and traded in the over-the-counter market, if Executive beneficially owns less than two percent (2%) of any class of securities of such corporation.

         8. Ownership of Created Works. Executive agrees that all concepts and designs, inventions, ideas, discoveries, "know how", creations, works, processes, methods and works of authorship created by Executive during the term of this Agreement which relate directly or indirectly to the Company or the business of the Company, shall be the exclusive property of the Company (collectively, the "Created Works"). Executive shall promptly disclose to the Company all Created Works. Executive hereby assigns all rights in the Created Works, including without limitation, all patent rights, copyrights and trade secret rights to the Company. Executive agrees that the Created Works shall be considered "work for hire" under the United States Copyright Act. Executive will not register any copyright or seek any patents covering any of the Created Works in Executive's own name or any other name or assist others in doing so. Executive will execute such assignments and other documents, take such other action at the Company's reasonable request without payment of additional consideration, as may be necessary or advisable to convey full ownership in the Created Works to the Company and to protect the Company's interest therein.
Notice: Pursuant to Minn. Stat. 181.78, Executive is hereby notified that this
Section 8 does not apply to any invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly to the business of the Company, or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive or the Company.

         9. Confidential Information. As used in this Agreement, the term "Confidential Information" whether or not specifically identified as such, shall include (i) all Created Works referred to in Section 8, (ii) all commercial, technical, research, procedures, internal records and reports, books, files, business methods, trade knowledge, proprietary rights and data, marketing methods, trade secrets, ideas and know-how, financial information of the Company or its affiliates, or uses or adaptations of the foregoing not generally known publicly, and (iii) all confidential commercial, technical and financial information of third parties which has been entrusted to the Company or its affiliates. Unless otherwise agreed to in writing between the Company and Executive, Executive shall not, either during or at any time after his employment with the Company, divulge or use any Confidential Information other than for the purpose of rendering services to the Company, and shall maintain the security of all Confidential Information to which he is permitted access. All records and other materials or copies thereof relating to the Company's business which Executive shall prepare or use shall be and remain the sole property of the Company and shall be promptly returned to the Company upon termination of Executive's employment. Executive agrees to abide by the Company's reasonable policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company.

         10. Certain Definitions. For purposes of this Agreement, the following terms have the meanings indicated:

                  a. "Cause" means:

                  (i) an act or acts of personal dishonesty purposely and knowingly taken by Executive and intended to result in material personal enrichment at the expense of the Company;

                  (ii) repeated violations of Executive's obligations to the Company under Section 1, 8 or 9 of this Agreement which are demonstrably willful and deliberate on Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; provided, however, that no act or failure to act on Executive's part shall be considered "willful and deliberate" unless Executive has acted or failed to act with an absence of good faith and without a reasonable belief that Executive's action or failure to act was in the best interest of the Company; or

                  (iii) Executive's conviction of a felony crime.

                  b. "Change in Control" means the occurrence of any of the following:

                  (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities.

                  (ii) upon the approval by the Company's shareholders of (A) a sale or disposition of all or substantially all of the Company's assets (in one transaction or a series of transactions), (B) a plan of liquidation or dissolution of the Company, or (C) a merger, consolidation or business combination of the Company with or into another corporation where the Company is not the surviving corporation and the board of directors of such surviving corporation does not consist of a majority of individuals described in clauses
(A) or (B) or subparagraph (iii) below,

                  (iii) there ceases to be a majority of the Board of Directors comprised of: (A) individuals who on the date hereof constituted the Board of Directors of the Company; and (B) any new director(s) who subsequently is elected or nominated for election by a majority of the directors who held such office immediately prior to a Change in Control; provided, no change in the composition of the Board of Directors shall be deemed a Change in Control unless it is accompanied by one of the events referred to in clause (i) or (ii) above.

                  c. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  d. "Disability" means disability which, at least 26 weeks after its commencement, is determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably) to be of such a nature as to prevent Executive from performing the full-time performance of Executive's duties hereunder.

                  e. "Good Reason" means any of the following occurs without Executive's consent, and within thirty days after such occurrence the Executive gives notice of his resignation as an officer and employee and member of the Board of Directors of the Company, stating such occurrence as a reason for such resignation:

                  (i) any reduction in Executive's base pay which, measured by percentage, exceeds the average percentage reduction of base pay imposed at the same time on other senior executives of the Company;

                  (ii) the assignment to Executive of any duties inconsistent with Executive's status or position with the Company, or a substantial diminution in the nature or status of Executive's responsibilities; or

                  (iii) the relocation of the Company's principal executive offices to a location outside of the Minneapolis-St. Paul metropolitan area, or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with prior business travel obligations.

         11. General Provisions.

                  a. Successors; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns, and any entity which purchases all or substantially all of the business assets of the Company, and any such other entity shall be deemed "the Company" hereunder.

                  b. Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations or agreements with respect thereto, whether written or oral, including without limitation the letter agreement dated October 1, 1994, as amended September 24, 1999. No provision of this Agreement may be modified or waived except by a written agreement signed by the parties hereto.

                  c. Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separable. If any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceablility of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Minnesota.

                  d. Scope and Duration of Restrictions. The parties acknowledge that the type and period of restrictions in this Agreement concerning confidentiality, non-solicitation and non-competition are fair and reasonable and are reasonably required for the protection of the Company. If any such restrictions are hereafter construed by a court of competent jurisdiction to be invalid or unenforceable because of the duration of such provision, the scope of the activity prohibited or the geographic area covered thereby, the parties agree that the court making such determination should and shall have the power to reduce the duration, scope and area covered by such provision to the extent necessary to render such provision enforceable, and in its reduced form such provision shall then be enforceable.

                  e. Injunctive Relief. The parties recognize and agree that irreparable damage will result to the Company if Executive violates or threatens to violate the terms of this Agreement, and that the damages resulting from any such violation or threatened violation would be difficult to prove and quantify. The parties therefore agree that, in the event of a breach or threatened breach of this Agreement, the Company shall be entitled to injunctive relief (without being required to post bond or other security) to enforce the covenant, in addition to all other remedies in law or in equity available to it. Neither party shall be entitled to an award of attorneys fees in bringing or defending a legal action relating to this Agreement.

                  f. Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  g. Notices. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid. If to the Company, notices shall be addressed to Check Technology Corporation, Attn: Chief Financial Officer, 112500 Whitewater Drive, Minnetonka, Minnesota 55343, with a copy to each member of the Board of Directors and to Lindquist & Vennum, Attn: Richard D. McNeil, 4200 IDS Center, Minneapolis, Minnesota 55402, and if to the Executive to his last known address appearing in the Company's records, with a copy to Elinor Rosenstein, P.A., 3912 IDS Center, Minneapolis, Minnesota 55402. Either party hereto may specify another address for notice purposes.

         In Witness Whereof, this Agreement has been executed as of the date first written above.

EXECUTIVE                                   CHECK TECHNOLOGY, INC.


/s/ Jay A. Herman                           By:/s/ Thomas H. Garrett III
--------------------------------               ---------------------------------
         Jay A. Herman                      Its:   Secretary
---------------------------                 ------------------------------------